Exhibit 99.1

News Release	CORPORATION

7140 Office Circle
P.O. Box 15600
Evansville, IN 47716-0600

Media Contact:	Eva Schmitz
Phone:	812.962.5011

Investor Contact:	David Armstrong
Phone:	812.962.5059

FOR IMMEDIATE RELEASE

William Lasky Named Accuride Corporation’s Chairman of the Board

EVANSVILLE, Ind. — January 20, 2009 — Accuride Corporation (OTCBB:  AURD) announced today that its Board of Directors has appointed William M. (Bill) Lasky, Accuride’s President and Chief Executive Officer, to the additional role of Chairman of the Board, effective immediately.  Lasky succeeds Terrence J. (Terry) Keating, who has tendered his resignation as the Board’s Chairman and as a Director effective today.

“We wish Terry well in his retirement and thank him for his years of service to Accuride’s Board of Directors and for his leadership and insight as Accuride’s former President and CEO,” said Don Johnson, Accuride’s Lead Independent Director.

“As President and CEO, Bill has led the Company through difficult industry and economic times, and has pursued and implemented strategic restructuring initiatives that have allowed the Company to streamline its operations, increase services to its customers, and position it for increased shareholder value upon industry recovery,” added Johnson.  “We are pleased to have Bill assume the additional role of Chairman and by doing so reaffirm his long-term leadership commitment to the Company.”

William M. Lasky was appointed a Director of Accuride in 2007 and was named President and CEO of the Company in September 2008.  Lasky also serves as the Chairman of the Board for Stoneridge, Inc., a manufacturer of electronic components, modules and systems for various vehicles, since July 2006 and has been a director of Stoneridge since January 2004.  Previously, Mr. Lasky served as the Chairman and President and Chief Executive Officer of JLG Industries, Inc., a manufacturer of aerial work platforms, telescopic material handlers and related accessories, from 1999 through late 2006.  Prior to joining JLG Industries, Mr. Lasky served in various senior capacities at Dana Corporation from 1977 to 1999.  Mr. Lasky holds a Bachelor of Science from Norwich University.

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Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, Brillion, and Highway Original.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results or its ability to achieve the required consent to approve the proposed amendment to the credit agreement.  It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, condition of the current debt markets, market demand in the commercial vehicle industry, general economic conditions, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Accuride cautions you not to place undue reliance on these-forward looking statements, which speak only as of the date they were made, and assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date of this press release.

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